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                                                                      Exhibit 3c



                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
GE Life and Annuity Assurance Company
  and
Policyholders
GE Life & Annuity Separate Account II:


We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the Registration Statement.

Our report on the consolidated financial statements of GE Life and Annuity Assurance Company and subsidiary dated January 21, 2000, contains an explanatory paragraph that states the Company changed its method of accounting for insurance-realted assessments in 1999.

                                  /s/ KPMG LLP

Richmond, VA
April 24, 2000